UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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Warner Bros. Discovery, Inc.

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Paramount Skydance Corporation

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Filed by Paramount Skydance Corporation

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: March 30, 2026

The following is a transcript of a discussion between David Ellison, chief executive officer of Paramount Skydance Corporation, and Gerry Cardinale at the FII Priority Summit.

FII Priority Summit

David Ellison and Gerry Cardinale

March 27, 2026

David Ellison: Just genuinely thank you so much for having me. So, my journey in media started 16 years ago, when actually really before that, I mean, I went to film school at USC. So, this has been a life's passion for me. But early on, I had the benefit of some truly incredible mentors. My first job was actually working for my father, where I actually built Oracle's website when I was a teenager, which was not the normal summer job, but incredibly educational. And then had the privilege of getting to watch Steve Jobs built Pixar and David Geffen built DreamWorks. And what became really apparent with kind of a foot in Hollywood and a foot in Silicon Valley, and this is back in 2010, mind you, was that this bridge was going to get built between Silicon Valley and Hollywood, and that was going to disrupt the ecosystem as we knew it. And we thought with Skydance we could build a pure play content engine to really be the tip of the spear of that disruption and really build a next generation studio. You know, over the 15-year journey of basically building Skydance, we started as a motion picture company, then a television studio, an animation studio, an interactive, and ultimately built to a business that was worth, you know, $4.75 billion and put us in the position to be able to merge with and acquire Paramount.

Gerry Cardinale: Well, you know, I've been investing in the media, the entertainment industries for 35 years, but I always shied away from going headfirst into this part of Hollywood. And it really wasn’t until I met you seven years ago that I got off the dime to have the conviction to make that investment. You know, what I saw with you was sort of the vision that you had even seven years ago, eight years into building Skydance. The way you articulated, you know, what was coming, your passion for the talent and the content creators. I mean, you really love storytelling. You went to USC film school, you turned down Harvard, you turned down Stanford. And, you know, that genuine, you know, love of Hollywood is what stuck with me. But the other thing that stuck with me was the way you, as a family owner operator, approach the business. And I think in Hollywood, that's a huge competitive advantage. Maybe talk a little bit about how, you know, your background and the way you guys, the way your families approach building Oracle, then the way you approach building Skydance to get to this point, how that's informed, you know, your decisions.

Ellison: No, no, absolutely. So, it's a... Look, I think when you look at the moment in time that we find ourselves in, you really need to do, I'd say, three things to be really successful. One is you need to be able to win in the content space. And fundamentally, you know, that goes back to literally the very, very beginning at Skydance. And we were fortunate enough to get to make a movie called True Grit. People really questioned it. It had been about a decade since a Western had worked. But we loved the script. We believe in the Coen brothers. And it went on to become the most successful Western in the history of cinema at the time. It got nominated for 10 Academy Awards. And then similarly on that kind of quality is the best business plan, we partnered with Tom Cruise and J.J. Abrams and Brad Bird on Mission Impossible: Ghost Protocol the following year. Now, Mission 3, if you go back to that period of time, was actually not as successful as the previous one. But we really thought if you said we're going to aim high, we're going to say quality is the best business plan and really focus on the story above all else, we really believed anything was possible. We were thankful that that film went on to become the most successful in the franchise and was the most successful actually spy genre film in the history of cinema at the time when it came out. So going all the way back to our roots, we really believe in that requirement of you have to aim high and you really need to be able to win in content today. But in addition to that, which is really new given how successful of a job Silicon Valley has done pushing into Hollywood and how distribution has been disrupted is That for the first time is only part of the equation. What you also need to be able to do is actually build differentiated tech products, differentiated platforms to really be able to compete with the Netflixes and YouTubes of the world and the best and brightest that are coming out of Silicon Valley. And we really do think it's that combination of art and technology really working hand in hand together, which really goes back to the core thematics of how we built Skydance, what Pixar was built on. You know, John Lasseter and Steve Jobs had this great quote, which is, “Art challenges the technology, technology inspires the art,” and it's this phenomenal feedback loop. And I think to really be in a position to win today and to be successful, you need to understand how those two things work together and actually make sure that you have the appropriate talent inside of the organization to be able to kind of transition to the future. So that's one of the things we're really excited. We're doing that at Paramount now. We're excited to do that with the combined company when we get to closing. The other thing which I think is really important is being an owner-operator. We're very proud that we were the largest shareholders in Skydance. We're the largest shareholders in Paramount, and we will be the largest shareholders of the combined Paramount-Warner Bros. Discovery when that deal closes. And what that does is make sure that all of the incentives are aligned for really long, long, long term success. And you make decisions not for two quarters from now, but from five years from now to make sure that you have something that really stands the test of time for centuries to come. And that's what we're excited about. That's what we're motivated about doing. And, you know, we're six months in and thrilled with the way it's going.

Cardinale: You know, that was one of the things that struck me. Going back seven years, which is the technology background and the technological sophistication that you had, you saw technology by virtue of your background, you know, as something you could harness for the benefit of content creators and the overall Hollywood value chain. You know, one of the things that struck me is that Silicon Valley and Hollywood don't really talk to each other. And I think what, you know, we've been engaged in in the last three years with Paramount and, you know, hopefully with now with Warner Bros. It really is, for me, the pace car for where Hollywood can go and should go. Everybody says that, you know, content really has the chance to, you know, maximize its potential. In today's world where technology is disintermediating, it's disrupting it. And if you can bring those two things together, it's going to near to the benefit of everybody in the value chain, not only the talent and the content creators, but also consumers.

Ellison: No, no, no, absolutely. I mean, look, I mean, one of the most relevant subject matters to that is really artificial intelligence right now and everyone's talking about how is AI actually going to impact content creation and I actually look at it as an incredible boon for the industry and think it's actually going to, it's absolutely going to impact media in multiple ways. But I really do think it's an incredible tool for artists, it's a phenomenal tool for the creative community, and going back to one of the kind of core principles of Pixar was always ‘be wrong as fast as possible.’ You get to make a movie kind of eight times, you make an animated movie. You then get to kind of preview it a few times. And then at that point in time, you're kind of effectively at the point where you have to be done. The thing that I think you're going to see enable basically what artificial intelligence and these model-based kind of GPU pipelines that are in the process of being created are going to allow for is to actually help you tell better stories because you're going to be able to iterate faster. If you can make the movie 15 times, 20 times, get that audience feedback, you're going to be able to tell better stories that entertain your audience. So, I mean, that's one of the manners that we're really excited about. When you start talking about on-platform, the way frontier models will actually work with more traditional machine learning to make sure that search, recc, and discovery on-platform are more effective. You can get better at personalization. It's going to really improve your direct-to-consumer service. And then when you look at the transition that we're about to embark on, you know, it will have taken us… we're in the process of basically converging Paramount+, BET Plus and Pluto all into one unified tech stack. We're going to finish that second quarter of this year. That'll be about an 18-month journey from start to finish. When you actually start applying some of this frontier technology towards that and doing things basically agentically, you can dramatically reduce that time period. And so, I think it's going to help you from an efficiency standpoint. It's going to help you tell better stories. And it's really going to be a transformative tool for the creative community that we're kind of fully embracing and very excited about.

Cardinale: You know, I remember a few years ago when we started to look at the possibility of Paramount. You said something to me that has stuck with me ever since, and I keep repeating it to my guys. You said to me, you know, what's interesting about Paramount is it's a $30 billion revenue company, and it doesn't have an enterprise software solution. And I kind of chuckled to myself, and I said, who else in Hollywood talks like that? And that gave me the conviction for the path that we're on. Now, I would say that we've seen this before in other industries and cycles and we've seen it frankly in in the on-prem database industries with Oracle, we've seen it in the music industry, maybe talk about that a bit because you know we're a certain extent we're trailblazing here in the Hollywood context and if you dial it back out in the more macro context you know we're on a pathway that has been proven to be successful.

Ellison: So look, I think pattern recognition is incredibly important and I look at what's going on in media right now as to very similar to this time period in legacy tech and this time period really in the music business when it was really disrupted by digital distribution. So, I'll go to the one that we had the privilege of living in. My father deserves all the credit in the world for this, but if you go back 10 years ago, legacy tech was really being disrupted. And I kind of define that as, you know, Oracle, Microsoft, HP, IBM, Intel, all had to either disrupt their own businesses or be disrupted. The journey that Oracle went on is it was a predominantly, basically, on-prem database company that needed to transition to cloud and SaaS. And everybody said that that wasn't possible. They said it was too late. There were a bunch of... not fun articles that were written back during that period of time. And we really believed that it was possible. And, you know, the company told its story to Wall Street for about a year. People questioned it. And we used that opportunity and the company started buying back stock. We invested more. The family's ownership went from 25% to 42%. And, you know, when you look at it now, it's obviously the significant multiple of where we invested today. We really see the same thing taking place today in media where, you know, the actual pie for storytelling and the desire for the audience is only growing. It's really how you're getting that storytelling and how you're receiving it is being disrupted. And so, from that standpoint, by putting these two businesses together, you dramatically accelerate that transition from really the cable business to direct-to-consumer. And when that occurred in tech, you got to record-high valuations. When this occurred in the music business, if you go back to when Len Blavatnik bought Warner Music and everything Lucian Grainge did with Universal, you saw multiple compressions, you saw reductions, they made bold moves. And not only did they accelerate back to the EBITDA mean of where they were trading, they actually went to highs above that. And I think you're seeing that exact same thing take place now in the media sector, which is what gives us so much confidence about where we're going to be five years from now.

Cardinale: Yeah, look, I think that re-rating that you talked about on a multiple basis also is tied to you know the other attribute to being an owner/operator which is a an important north star in our activities is real cash flow generation. Yeah, you know, cash flow is you know an important aspect to making sure that we're continuing to reinvest back into content creation you know we closed on Paramount in August we started the process for Warner Bros., you know in September/October. And yet, you know, in the short track record that we've had with Paramount, I think you've shown an ability to execute, shown an ability to, you know, realize the synergies that we've articulated, if not, all of our performance and to harvest great cash flow to put back into the business. You know, talk about a little bit about that cash flow profile from an owner operator standpoint.

Ellison: No, absolutely. I'll start with Paramount. And when we acquired the company, we announced, you know, $2 billion of runway synergies at signing. and then $3 billion plus on the last earnings call, really just by operating the company more efficiently. We'll actually achieve $2.5B by the end of the year. So, we'll obviously significantly exceed what we initially projected. But what I think doesn't get talked about enough is we did that while significantly investing into the future to be able to grow the business. And the last six months since we've been at Paramount, we've taken the film slate from eight films when we bought the company to 16 movies that will be released this year exclusively in theaters. We've greenlit 11 shows to grow Paramount+. We brought the UFC onto our platform, [UEFA] Champions League. We've invested significantly in content. So, I think this narrative of you can't operate the company more efficiently by growing is actually a false one. You absolutely can do that. And as we look forward to Warner Bros., yes, there are the efficiencies and the ability to operate the company more efficiently, which dramatically increases cash flow. And when you look at the combined company on a 2026 basis synergized, you're talking about a business that generates $69 billion in revenue, $18 billion of EBITDA, and well north of $10 billion in cash flow. And that's while investing over $30 billion in content. To contextualize that, Disney invests $22 billion and Netflix is $20 billion. So, we will actually be in a position where we're investing more than our peers, which is great for jobs, it's great for the creative community, it creates more competition, it builds another incredibly robust service, which is really good for the consumer and obviously providing choice. And so again, continuing that thematic of really art and technology working together, improving the operations to really generate cash flow, but also while investing for growth are all things that we can do simultaneously.

Cardinale: Well, I'm being told we have to wrap up, but I would say that, you know, your friend Tom Cruise saved Hollywood during COVID. And I’ve got to tell you, it's a privilege working with you and watching what you're doing for Hollywood in this next phase.

Ellison: It's such a pleasure. Again, it's a pleasure to be here. Thank you so much.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Warner Bros. Discovery, Inc. (“WBD”) by Paramount Skydance Corporation (“Paramount”). In connection with the proposed transaction, on March 26, 2026 WBD filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF WBD ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING WBD’S PROXY STATEMENT (WHEN IT IS AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders of WBD are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from WBD under the “SEC Filings” section of WBD’s website at https://ir.wbd.com.

Paramount and WBD and certain of their respective directors and executive officers, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from security holders of WBD in connection with the proposed transaction. Information about the directors and executive officers of Paramount is set forth in its Current Reports on Form 8-K filed with the SEC on August 7, 2025, September 16, 2025 and January 14, 2026 and in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 25, 2026. Information about WBD’s directors and executive officers is available in its definitive proxy statement filed with the SEC on April 23, 2025, under the heading “Proposal 1: Election of Directors,” and in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026, under the heading “Executive Officers of Warner Bros. Discovery, Inc.” To the extent holdings of WBD’s securities by its directors or executive officers has changed since the amounts set forth in such 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes of Beneficial Ownership of Securities on Form 4 filed with the SEC. Investors and stockholders of Paramount or WBD are or will be able to obtain these documents free of charge from the SEC’s website at www.sec.gov, from Paramount on Paramount’s website at https://ir.paramount.com/sec-filings/paramount, from WBD on WBD’s website at ir.wbd.com or on request from Paramount or WBD, as applicable. Additional information concerning the interests of WBD’s participants in the solicitation, which may, in some cases, be different than those of WBD’s stockholders generally, is included in WBD’s definitive proxy statement relating to the proposed transaction, which was filed with the SEC on March 26, 2026.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements” regarding the potential acquisition of WBD. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Paramount or WBD. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearances under applicable antitrust or regulatory laws will not be obtained; uncertainty as to the percentage of WBD stockholders that will vote to approve the proposed transaction at the applicable WBD stockholder meeting; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Paramount or WBD during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to invest in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in, or the impact of negotiations for, the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, content and long-lived assets, including finite-lived intangible assets; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; challenges in protecting and maintaining Paramount’s intellectual property rights; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; litigation relating to the transactions contemplated by the transaction agreement entered into on July 7, 2024, between Paramount Global and Skydance Media, LLC, potentially resulting in substantial costs; volatility in the price of Paramount’s Class B common stock; the effect Paramount’s dual-class capital structure and the concentrated ownership may have on the price of its Class B common stock or business; risks related to a private sale of a controlling interest in Paramount, including that Paramount’s stockholders may not realize any change of control premium on shares of Paramount’s Class B common stock and that Paramount may become subject to the control of a presently unknown third party; risks associated with Paramount’s status as a “controlled company” under Nasdaq rules, including its exemption from certain corporate governance requirements; risks associated with the lack of voting rights of Paramount’s Class B common stock; risks that anti-takeover provisions in Paramount’s amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws, and under Delaware law, could deter, delay, or prevent a change of control; risks that exclusive forum provisions in Paramount’s Charter could limit a stockholder’s choice of forum for certain claims and discourage lawsuits against Paramount’s directors and officers; risks that corporate opportunity provisions in Paramount’s Charter could permit certain persons to pursue competitive opportunities that might otherwise be available to Paramount; and risks associated with Paramount’s holding company structure, including its dependence on distributions from its subsidiaries to meet tax obligations and other cash requirements; A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Paramount and WBD can be found in Paramount’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026, including in the sections captioned “Cautionary Note Concerning Forward-Looking Statements” and “Item 1A. Risk Factors,” and Paramount’s subsequent filings with the SEC, and WBD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, including in the section captioned “Item 1A. Risk Factors,” and WBD’s subsequent filings with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, ir.wbd.com or on request from Paramount or WBD. Neither Paramount nor WBD undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.